First Busey Announces First Quarter 2009 Results and Change in Dividend

Message from our President & CEO

Urbana, IL - First Busey Corporation’s (Nasdaq: BUSE) consolidated net income for the quarter ended March 31, 2009 was $5.5 million, or $0.15 per fully-diluted common share, compared to net income of $10.0 million, or $0.28 per fully-diluted common share, for the quarter ended March 31, 2008. The decline in net income was primarily due to increased provision for loan losses. We recorded $10.0 million in provision for loan losses in the first quarter of 2009 as compared to $2.2 million in the same period of 2008. Additionally, downward pressure on the net interest margin led to a $3.7 million, pre-tax, decline in net interest income, before provision for loan losses, in the first quarter of 2009 as compared to the same period in 2008. The decrease in net interest income was partially due to the overall decline in asset yields as compared to deposit rates, and interest income lost due to non-accrual loans and loans charged-off.

We implemented a number of cost saving efforts that partially offset the decline in our net interest income. Non-interest expense declined $2.2 million, or 7.9%, in the first quarter of 2009 as compared to the same period in 2008. Many of our cost saving efforts were implemented in the middle of the first quarter of 2009 and are expected to have greater impact going forward. Additionally, we recorded a one-time gain of $2.0 million in other income related to bank owned life insurance in March 2009.

During the first quarter of 2009, net charge-offs were $20.2 million, which resulted in an allowance for loan losses of $88.5 million, or 2.7% of loans at March 31, 2009 compared to $98.7 million, or 3.0% of loans at December 31, 2008. Non-performing loans at March 31, 2009 totaled $121.2 million compared to $84.2 million at December 31, 2008, of which $84.5 million and $61.2 million were in Florida, respectively. Our allowance coverage of non-performing loans was 73% at March 31, 2009 compared to 117% and 68% at December 31, 2008 and September 30, 2008, respectively.

Our banks continue to experience challenges in our loan portfolios brought about by the difficult economic conditions in our markets, primarily in the southwest Florida market. Our Indiana and Illinois markets are also showing signs of economic softening. We expect to see elevated non-performing loans and charge-offs throughout 2009, and expect to continue at least this level of provision expense throughout 2009.

On March 6, 2009, we closed on the sale of $100.0 million of preferred stock to the U.S. Department of the Treasury under the Capital Purchase Program. The Treasury capital allows us to maintain our commitment to our communities through continued lending, while maintaining our capital strength. However, it is a high priority for the company to redeem the Treasury capital as soon as practical.

Given our desire to build capital and the expectation of continued elevated provisions for loan losses, we have taken a careful look at our dividend payout. In January 2009, we paid a dividend of $0.20 per common share. As noted above, we made $0.15 per common share in the first quarter of 2009. As you can deduce, we will not build capital if we continue to pay out more than we earn. We are therefore reducing our dividend to $0.08 per common share for our May 1, 2009 dividend payment. As we continue, we will review our dividend payout to ensure it is consistent with our capital plan and our earnings. The reduction in our dividend is consistent with our goal of building and maintaining a conservative balance sheet. As we move forward, our priorities are balance sheet strength, profitability and growth . . . in that order.

In the next month, we will unveil The Busey Strategy. The Busey Strategy is built upon fulfilling the Busey Promise to our four pillars -- customers, associates, communities and shareholders. Busey will grow by successfully executing our mission of exceeding the service needs of our customers, investing in our associates and communities and delivering long-term value to you, our shareholders.

In closing, I would like to acknowledge all of our associates for their hard work and dedication over the past 18 months. Our Company is fortunate to have a talented group of associates who are committed to fulfilling the Busey Promise - everyday. While we have been confronted with the serious challenges of the Florida economy during this period, our associates in Florida maintain a positive attitude and tremendous work ethic that enable us to work through these difficult times.

As always, your input and questions are welcome. Thank you for your continued support.

\s\ Van A. Dukeman

Corporate Profile

First Busey Corporation is a $4.5 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. As of March 31, 2009, Busey Bank had total assets of $4.0 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with eight banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $422.7 million as of March 31, 2009.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of March 31, 2009, Busey Wealth Management had approximately $3.1 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 32 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,700 agent locations in 40 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:

Barbara J. Harrington, CFO

217-365-4516

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
		Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2009	2008	2008	2008
EARNINGS & PER SHARE DATA
Net income/(loss)[1]	$5,506	$(61,359)	$8,817	$10,004
Revenue[2]	43,636	41,385	47,311	44,974
Fully—diluted earnings per share	0.15	(1.71)	0.25	0.28
Cash dividends paid per share	0.20	0.20	0.20	0.20
Net income (loss) by operating segment
Busey Bank	$6,584	$(24,747)	$8,064	$11,602
Busey Bank, N.A.	(714)	(35,891)	(1,393)	(1,047)
Busey Wealth Management	562	457	766	629
FirsTech	822	490	705	446
AVERAGE BALANCES
Assets	$4,410,790	$4,399,387	$4,301,126	$4,196,079
Earning assets	3,966,968	3,892,209	3,804,205	3,693,418
Deposits	3,488,527	3,376,011	3,312,634	3,230,782
Interest—bearing liabilities	3,455,020	3,485,063	3,375,151	3,253,477
Stockholders' equity	477,327	504,329	513,385	521,701
PERFORMANCE RATIOS
Return on average assets[3]	0.51%	(5.55%)	0.81%	0.96%
Return on average equity[3]	4.68%	(48.40%)	6.81%	7.71%
Net interest margin[3]	2.88%	3.04%	3.34%	3.47%
Efficiency ratio[4]	56.07%	68.31%	54.83%	59.17%
Non—interest revenue as a % of total revenues[2]	29.67%	33.54%	30.49%
ASSET QUALITY
Gross loans	$3,261,440	$3,257,581	$3,229,394	$3,131,878
Allowance for loan losses	88,498	98,671	48,674	42,924
Net charge—offs	20,173	25,803	7,905	1,786
Allowance for loan losses to loans	2.71%	3.03%	1.51%	1.37%
Allowance as a percentage of non—performing loans	73.03%	117.20%	68.37%	134.29%
Non—performing loans
Non—accrual loans	105,424	68,347	59,347	26,651
Loans 90+ days past due	15,752	15,845	11,847	5,313
Geographically
Downstate Illinois/ Indiana	36,653	22,986	16,041	16,156
Florida	84,523	61,206	55,153	15,808
Other non-performing assets	16,956	15,794	4,846	2,476

[1]	Available to common shareholders, net of preferred dividend
[2]	Net of interest expense, excludes security gains.
[3]	Quarterly ratios annualized and calculated on net income available to common stockholders.
[4]	Net of security gains and intangible charges.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	March 31,	December 31,	March 31,
	2009	2008	2008
Assets
Cash and due from banks	$138,413	$190,113	$123,068
Investment securities	708,112	654,130	600,953
Net loans	3,172,942	3,158,910	3,088,954
Premises and equipment	80,890	81,732	81,269
Goodwill and other intangibles	255,765	256,868	279,982
Other assets	114,353	118,340	77,596
Total assets	$4,470,475	$4,460,093	$4,251,822
Liabilities & Stockholders' Equity
Non—interest bearing deposits	$458,332	$378,007	$395,115
Interest—bearing deposits	3,031,869	3,128,686	2,853,193
Total deposits	$3,490,201	$3,506,693	$3,248,308
Federal funds purchased & securities
sold under agreements to repurchase	143,635	182,980	142,496

Short—term borrowings	58,000	83,000	116,000
Long—term debt	132,743	134,493	127,910
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	39,208	43,110	39,487
Total liabilities	$3,918,787	$4,005,276	$3,729,201
Total stockholders' equity	$551,688	$454,817	$522,621
Total liabilities & stockholders' equity	$4,470,475	$4,460,093	$4,251,822
Per Share Data
Book value per common share	$12.65	$12.70	$14.57
Tangible book value per common share	$5.51	$5.53	$6.77
Ending number of common shares outstanding	35,816	35,815	35,858

Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2009	2008
Interest and fees on loans	$42,140	$51,651
Interest on investment securities	6,167	6,801
Other interest income	—	105
Total interest income	$48,307	$58,557
Interest on deposits	17,817	22,847
Interest on short—term borrowings	843	1,759
Interest on long—term debt	1,274	1,730
Junior subordinated debt owed to unconsolidated trusts	777	959
Total interest expense	$20,711	$27,295
Net interest income	$27,596	$31,262
Provision for loan losses	10,000	2,150
Net interest income after provision for loan losses	$17,596	$29,112
Fees for customer services	3,997	3,851
Trust fees	3,205	3,073
Remittance processing	3,254	2,947
Commissions and brokers' fees	519	702
Gain on sales of loans	2,418	1,160
Net security gains	21	472
Other	2,647	1,979
Total non—interest income	$16,061	$14,184
Salaries and wages	10,629	11,512
Employee benefits	2,817	3,136
Net occupancy expense	2,575	2,464
Furniture and equipment expense	1,936	1,917
Data processing expense	1,732	1,688
Amortization expense	1,090	1,129
Other operating expenses	5,072	6,247
Total non—interest expense	$25,851	$28,093

Income before income taxes	$7,806	$15,203
Income taxes	1,913	5,199
Net income	$5,893	$10,004
Preferred stock dividends and TARP warrant accretion	$387	$—
Income available for common shareholders	$5,506	$10,004
Per Share Data
Basic earnings common per share	$0.15	$0.28
Fully—diluted earnings common per share	$0.15	$0.28
Diluted average common shares outstanding	35,816	36,130